EXHIBIT 21.1

Significant Subsidiaries of

Tian’an Technology Group Ltd

Direct Subsidiary

Yunke Jingrong Information Technology Co., Ltd. (PRC) 100% owned by Tian’an Technology Group Ltd.

Wholly Foreign-Owned Enterprises

Shanghai Qige Power Technology Co., Ltd. (PRC); 100% owned by Yunke Jingrong Information Technology Co., Ltd